                                                                    Exhibit 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of McLeodUSA Incorporated for the registration of $500,000,000 of its 8 1/8% Senior Notes due February 15, 2009 and to the incorporation by reference therein of our report dated February 26, 1999, with respect to the consolidated financial statements of Ovation Communications, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, included in the Registration Statement on Form S-4
(No. 333-71811) of McLeodUSA Incorporated filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 21, 1999